UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DMY TECHNOLOGY GROUP, INC. II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REVISIONS TO THE DEFINITIVE PROXY STATEMENT

The following disclosures revise certain of the disclosures contained in the definitive proxy statement dated March 26, 2021 (the “Definitive Proxy Statement”) and should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All page and paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the revised disclosures, and terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined text shows text being added to and strikethrough text shows text being removed from a referenced disclosure in the Definitive Proxy Statement.

The section of the Definitive Proxy Statement entitled “The Business Combination Proposal” is hereby revised as follows:

The fifth paragraph on page 81 of the Definitive Proxy Statement under the subsection entitled “Background of the Business Combination” is amended and restated as follows:

Prior to entering into exclusive negotiations with Genius, between August 18, 2020 and September 12, 2020, we conducted preliminary due diligence with a number of Potential Targets. Our preliminary due diligence review of these other Potential Targets progressed to various stages, which included, but was not limited to, the review of their respective operations, financial forecasts, and management teams, depending in each case on the outcome of earlier discussions with each such Potential Target and the earlier diligence findings. dMY signed non-disclosure agreements with each of the six Potential Targets (including Genius), none of which included “standstill” provisions. The Board believes that Genius provided dMY with the most attractive potential business combination because, among other things, Genius (i) is a fast-growing business with significant scale and distribution, operating in an expanding addressable market, (ii) has established long-term, mutually beneficial relationships with sports leagues and federations and has acquired the rights to collect and monetize their data and (iii) is led by an experienced management team with a depth of experience and strong track record of success. For the reasons discussed above, and dMY management’s experience in the sports betting and online gaming sector from the business combination transaction of dMY Technology Group, Inc. (“dMY I”) with Rush Street Interactive, LP (“RSI”), dMY focused its resources on the diligence of the business of Genius. On September 12, 2020, we entered into exclusive negotiations with Genius generally as a result of one or more of (i) dMY’s determination that the other Potential Targets did not represent as attractive a business combination partner as Genius due to a combination of business prospects, strategy, management teams and structure; (ii) differences in valuation expectations between dMY, on the one hand, and the Potential Targets, on the other hand; and (iii) other macroeconomic and industry considerations.

The section of the Definitive Proxy Statement entitled “The Business Combination Proposal” is hereby revised as follows:

The second paragraph on page 83 of the Definitive Proxy Statement under the subsection entitled “Timeline of the Negotiations” is amended and restated as follows:

On September 2, 2020, dMY conducted a financial diligence call with Nick Taylor, the Chief Financial Officer of Genius. At that time, dMY also retained Chord Advisors, LLC (“Chord”) ~~to perform financial diligence on behalf of dMY.~~as accounting advisor and financial statement consultant for dMY. Chord has served in such role for dMY during the IPO and prior to the execution of the Business Combination Agreement in connection with dMY’s ongoing reporting obligations. Chord did not provide any financial advisory services to any of the other parties to the Business Combination Agreement.

The section of the Definitive Proxy Statement entitled “The Business Combination Proposal” is hereby revised as follows:

The sixth paragraph on page 83 of the Definitive Proxy Statement under the subsection entitled “Timeline of the Negotiations” is amended and restated as follows:

On September 7, 2020, dMY sent a revised draft of the LOI to Oakvale and introduced W&C to K&E. Between September 7, 2020 and September 16, 2020, representatives of dMY, on the one hand, and representatives of Genius and Apax Partners, on the other hand, held multiple calls regarding, and exchanged multiple revised drafts of, the LOI. The various revised drafts reflected divergent views on, among other things, the equity value ascribed to Genius (and any adjustments thereto), the waterfall for allocating transaction consideration to Genius shareholders, closing conditionality, quantum of the proposed PIPE Financing, scope of the forfeiture of Sponsor’s dMY shares and matters related to Genius’ post-closing corporate governance. Over the same period of time, the representatives and advisors for dMY, Genius and Apax Partners held numerous conference calls and came to agreement on various outstanding business issues, including, among other things: (i) the agreed equity valuation; (ii) the allocation of transaction consideration among Genius shareholders and related mechanics (including a fixed equity value with no adjustments, other than to the extent the transaction expenses of each party exceed certain agreed upon thresholds); ~~and~~ (iii) key closing conditions (including the thresholds for the “minimum proceeds” condition)~~.~~ and (iv) the appointment of de Masi and You to the board of directors of Newco following the Business Combination given their qualifications and relevant experiences.